EXHIBIT 10.1

April 25, 2013

Stephen Kelsey

[Personal Address]

Re:                             Termination Agreement

Dear Steve:

This letter sets forth the substance of the agreement (the “Agreement”) that Geron Corporation (the “Company”) is offering to you to aid in your employment transition.

1.                                      SEPARATION DATE.  Your last day of employment with the Company will be May 3, 2013 (the “Separation Date”).  On the Separation Date, the Company will pay you all accrued salary, and all accrued and unused vacation earned through the Separation Date, subject to standard payroll deductions and withholdings.  You are entitled to these payments regardless of whether or not you sign this Agreement.

2.                                      EQUITY GRANTS.  You were granted aggregate options to purchase 1,270,000 shares of the Company’s common stock, and aggregate restricted stock awards of 455,000 shares, pursuant to the Company’s 2002 Equity Incentive Plan and 2011 Incentive Award Plan (collectively, the “Plans”).  The attached Exhibit A details the vested and unvested portion of those equity awards.   On the Separation Date, all of your equity grants shall cease vesting and any unvested options and restricted stock awards as of such date shall automatically terminate for no consideration, provided, that any outstanding vested options shall remain exercisable until December 31, 2013 (the “Expiration Date”).  If, by the Expiration Date, you have not exercised the outstanding vested options in accordance with the procedures set forth in the Plans and your equity award agreements, such options shall terminate and be of no further effect.  Notwithstanding the immediately preceding sentence, in the event you are in possession of material, non-public information about the Company, or the Company has prohibited you from selling Company stock on or within 30 days of the Expiration Date, then each of your outstanding options for vested shares shall remain exercisable until the earlier of (i) the date that is 30 days after you are no longer in possession of material non-public information about the Company and/or the date that is 30 days after the Company removes its prohibition regarding your ability to sell Company stock, or (ii) the original 10 year expiration date of the applicable option.  Your outstanding incentive stock options (ISOs) (vested and unvested) will convert to nonstatutory stock options (NSOs) if not exercised by the three month anniversary of the Separation Date, in accordance with applicable law.  In addition, and notwithstanding the foregoing, you acknowledge that upon the execution of this Agreement, each unexercised “incentive stock option” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), shall be deemed modified for the purposes of Section 424 of the Code, and, to the extent the exercise price thereof is less than the fair market value of a share of Company common stock on the date this Agreement is executed, such option shall no longer qualify as an incentive stock option.  This conversion shall not affect the exercisability or vesting schedule of such option.

3.                                      OTHER COMPENSATION OR BENEFITS.  You acknowledge that, except as expressly provided in this Agreement, you will not receive any additional compensation, severance or benefits after the Separation Date.

4.                                      EXPENSE REIMBURSEMENTS.  You agree that, within ten (10) days of the Separation Date, you will submit your final documented expense reimbursement statement reflecting all business expenses you incurred through the Separation Date, if any, for which you seek reimbursement.  The Company will reimburse you for these expenses pursuant to its regular business practice.

5.                                      RETURN OF COMPANY PROPERTY.  Within one week after the Separation Date, you will return to the Company all Company documents (and all copies thereof) and other Company property that you have had in your possession at any time, including, but not limited to, Company files, notes, drawings, records, business plans and forecasts, financial information, specifications, computer-recorded information, tangible property (including, but not limited to, computers), credit cards, entry cards, identification badges and keys, and, any materials of any kind that contain or embody any proprietary or confidential information of the Company (and all reproductions thereof).

6.                                      PROPRIETARY INFORMATION OBLIGATIONS.  Both during and after your employment you will refrain from any unauthorized use or disclosure of the Company’s proprietary or confidential information or materials / acknowledge your continuing obligations under your Proprietary Information and Inventions Agreement, including your obligations not to use or disclose any confidential or proprietary information of the Company.  A copy of your Proprietary Information and Inventions Agreement is attached hereto as Exhibit B.

7.                                      CONFIDENTIALITY.  The provisions of this Agreement will be held in strictest confidence by you and the Company and will not be publicized or disclosed in any manner whatsoever; provided, however, that:  (a) you may disclose this Agreement to your immediate family; (b) the parties may disclose this Agreement in confidence to their respective attorneys, accountants, auditors, tax preparers, and financial advisors; (c) the Company may disclose this Agreement as necessary to fulfill standard or legally required corporate reporting or disclosure requirements; and (d) the parties may disclose this Agreement insofar as such disclosure may be necessary to enforce its terms or as otherwise required by law.  In particular, and without limitation, you agree not to disclose the terms of this Agreement to any current or former Company employee.

8.                                      NONDISPARAGEMENT.  You agree not to disparage the Company or the Company’s officers, directors, employees, shareholders, parents, subsidiaries, affiliates, and agents, in any manner likely to be harmful to them or their business, business reputation or personal reputation; provided that you may respond accurately and fully to any question, inquiry or request for information when required by legal process.  Prior to the Separation Date and for one (1) year thereafter, you will not, without the Company’s prior written consent, solicit or hire any employee of the Company to work for an employer that competes with the Company.

9.                                      RELEASE OF CLAIMS.

(a)                                 General Release.  In exchange for the terms and conditions regarding your equity awards, and other consideration provided to you by this Agreement that you are not otherwise entitled to receive, you hereby generally and completely release the Company and its current and former directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent and subsidiary entities, insurers, affiliates, and assigns from any and all claims, liabilities and obligations, both known and unknown, that arise out of or are in any way related to events, acts, conduct, or omissions occurring prior to your signing this Agreement.

(b)                                 Scope of Release.  This general release includes, but is not limited to:  (1) all claims arising out of or in any way related to your employment with the Company, or the termination of that employment; (2) all claims related to your compensation or benefits from the Company, including salary, bonuses, commissions, vacation pay, expense reimbursements, severance pay, fringe benefits, stock, stock options, or any other ownership interests in the Company; (3) all claims for breach of contract, wrongful termination, and breach of the implied covenant of good faith and fair dealing; (4) all tort claims, including claims for fraud, defamation, emotional distress, and discharge in violation of public policy; and (5) all federal, state, and local statutory claims, including claims for discrimination, harassment, retaliation, attorneys’ fees, or other claims arising under the federal Civil Rights Act of 1964 (as amended), the federal Americans with Disabilities Act of 1990, the federal Age Discrimination in Employment Act of 1967 (as amended) (“ADEA”), and the California Fair Employment and Housing Act (as amended)

(c)                                  ADEA Waiver.  You acknowledge that you are knowingly and voluntarily waiving and releasing any rights you may have under the ADEA (“ADEA Waiver”).  You also acknowledge that the consideration given for the ADEA Waiver is in addition to anything of value to which you were already entitled.  You further acknowledge that you have been advised by this writing, as required by the ADEA, that:  (a) your ADEA Waiver does not apply to any rights or claims that arise after the date you sign this Agreement; (b) you should consult with an attorney prior to signing this Agreement; (c) you have twenty-one (21) days to consider this Agreement (although you may choose to voluntarily sign it sooner); (d) you have seven (7) days following the date you sign this Agreement to revoke the ADEA Waiver, with such revocation to be effective only if you deliver written notice of revocation to the Company within the seven (7)-day period; and (e) the ADEA Waiver will not be effective until the date upon which the revocation period has expired unexercised, which will be the eighth day after you sign this Agreement (“Effective Date”).  Nevertheless, your general release of claims, except for the ADEA Waiver, is effective immediately, and not revocable.

(d)                                 Section 1542 Waiver.  YOU UNDERSTAND THAT THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS.  In giving the release herein, which includes claims which may be unknown to you at present, you acknowledge that you have read and understand Section 1542 of the California Civil Code, which reads as follows:

“A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.”

You hereby expressly waive and relinquish all rights and benefits under that section and any law of any other jurisdiction of similar effect with respect to your release of any unknown or unsuspected claims herein.

(e)                                  Exceptions.  Notwithstanding the foregoing, you are not releasing any claim that cannot be waived under applicable state or federal law and you are not releasing any rights that you have to be indemnified (including any right to reimbursement of expenses) arising under applicable law, the certificate of incorporation or by-laws (or similar constituent documents of the Company), any indemnification agreement between you and the Company, or any directors’ and officers’ liability insurance policy of the Company.  Nothing in this Agreement shall prevent you from filing, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission, the Department of Labor, or the California Department of Fair Employment and Housing, except that you acknowledge and agree that you shall not recover any monetary benefits in connection with any such claim, charge or proceeding with regard to any claim released herein.  Nothing in this Agreement shall prevent you from challenging the validity of the release in a legal or administrative proceeding.

10.                               REPRESENTATIONS.  You hereby represent that you have been paid all compensation owed and for all hours worked, have received all the leave and leave benefits and protections for which you are eligible, pursuant to the Family and Medical Leave Act or otherwise, and have not suffered any on-the-job injury for which you have not already filed a claim.

11.                               GENERAL.  This Agreement, including Exhibits A and B hereto, constitutes the complete, final and exclusive embodiment of the entire agreement between you and the Company with regard to this subject matter.  It is entered into without reliance on any promise or representation, written or oral, other than those expressly contained herein, and it supersedes any other such promises, warranties or representations.  This Agreement may not be modified or amended except in a writing signed by both you and a duly authorized officer of the Company.  This Agreement will bind the heirs, personal representatives, successors and assigns of both you and the Company, and inure to the benefit of both you and the Company, their heirs, successors and assigns.  If any provision of this Agreement is determined to be invalid or unenforceable, in whole or in part, this determination will not affect any other provision of this Agreement and the provision in question will be modified by the court so as to be rendered enforceable to the fullest extent permitted by law, consistent with the intent of the parties.  This Agreement will be deemed to have been entered into and will be construed and enforced in accordance with the laws of the State of California as applied to contracts made and to be performed entirely within California.

If this Agreement is acceptable to you, please sign below and return the original to me.

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I wish you good luck in your future endeavors.

Sincerely,

GERON CORPORATION

By:	/s/ John A. Scarlett
John A. Scarlett, M.D.
Chief Executive Officer

Exhibit A — Equity Award Summary

Exhibit B - Proprietary Information and Inventions Agreement

AGREED:

/s/ Stephen Kelsey
Stephen Kelsey

April 25, 2013
Date

EXHIBIT A

EQUITY AWARD SUMMARY

EXHIBIT B

PROPRIETARY INFORMATION AND INVENTIONS AGREEMENT